Exhibit 99.1

Company Release – October 20, 2017

First Priority Financial Corp. Reports an Increase in Net Income of 51% for the Current Quarter and 45% for the Nine Months Ended September 30, 2017 Over the Comparable 2016 Periods

Malvern, Pa., October 20, 2017 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported that net income for the nine months ended September 30, 2017 increased 45% to $2.27 million, or $0.31 per basic common share and $0.30 per fully diluted common share versus $1.56 million, or $0.19 per basic and fully diluted common share for the same period in 2016.

Quarterly net income totaled $719 thousand, or $0.10 per basic common share and $0.09 per fully diluted common share for the third quarter of 2017, a 51% increase compared to $476 thousand, or $0.06 per basic and fully diluted common share in the third quarter of 2016. Third quarter net income compares to second quarter net income of $766 thousand, or $0.11 per basic common share and $0.10 per fully diluted common share.

For the first nine months of 2017, income to common shareholders, after preferred dividends, totaled $2.04 million, a 65% increase over the prior year nine month period of $1.23 million. Third quarter of 2017 income to common shareholders, after preferred dividends, totaled $642 thousand, an increase of 61% over $400 thousand reported in the third quarter of the prior year period.

Additionally, asset quality remains strong as non-performing loans were 0.16% of total loans, non-performing assets were 0.22% of total assets and the total delinquency ratio, including past due loans, totaled 0.30% of total loans as of September 30, 2017.

David E. Sparks, Chairman and CEO, stated: “Our Company’s operating performance for the current quarter and first nine months of 2017 has increased significantly from the comparable 2016 periods, reflecting the impact of the $64 million loan and relationship purchase completed in August, 2016. We have also continued to experience strong asset quality as non-performing loans totaled 0.16% of total loans, strong deposit growth as total deposits exceeded $500 million for the first time, and we have maintained our focus on prudent expense control. In addition, book value per common share increased to $7.16 per common share and tangible book value increased 5% during 2017 to $6.71 per common share as of the end of the current quarter.”

Sparks continued: “Loan growth has been steady for the first nine months of 2017 as new loans booked totaled $58 million or 12% versus year end loan balances; however, significant payoffs totaling $48 million, resulting primarily from unscheduled loan payoffs due in a large part to asset sales, have impacted the net loan growth achieved. Competition for loan growth within our marketplace remains strong. During the current environment of rising interest rates and strong competition for loans, we will not compromise our underwriting and pricing disciplines which may impact future performance. Additionally, we continue to focus our efforts on strengthening our deposit base in existing and new markets, including deeper penetration in Chester County, which we anticipate from the opening of our new West Chester branch office in the first quarter of 2018.”

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Interest and dividend income	$6,145	$5,950	$5,341	$17,835	$15,531
Interest expense	1,574	1,392	1,142	4,231	3,321

Net interest income	4,571	4,558	4,199	13,604	12,210
Provision for loan losses	30	125	510	165	710

Net interest income after provision for loan losses	4,541	4,433	3,689	13,439	11,500
Non-interest income	239	221	641	638	1,376
Non-interest expenses	3,727	3,551	3,636	10,776	10,598

Income before income taxes	1,053	1,103	694	3,301	2,278
Income tax expense	334	337	218	1,034	715

Net income	$719	$766	$476	$2,267	$1,563
Preferred dividends	77	76	76	230	330

Income to common shareholders	$642	$690	$400	$2,037	$1,233

Basic earnings per common share	$0.10	$0.11	$0.06	$0.31	$0.19

Diluted earnings per common share	$0.09	$0.10	$0.06	$0.30	$0.19

Weighted average common shares outstanding:
Basic	6,577	6,547	6,527	6,552	6,509
Diluted	6,816	6,783	6,570	6,769	6,556

Net interest margin	3.21%	3.30%	3.31%	3.27%	3.34%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$29,484	$4,761
Investment securities	72,366	89,603
Loans receivable	497,918	488,243
Less: allowance for loan losses	3,317	3,330

Net loans	494,601	484,913
Premises and equipment, net	1,658	1,755
Bank owned life insurance	3,308	3,256
Deferred income taxes, net	1,718	2,697
Goodwill and other intangibles	2,910	2,960
Other assets	5,988	7,850

Total assets	$612,033	$597,795

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$500,533	$467,688
Federal Home Loan Bank of Pittsburgh advances	44,439	68,164
Subordinated debt	9,225	9,207
Other liabilities	7,360	4,690

Total liabilities	561,557	549,749
Shareholders’ equity	50,476	48,046

Total liabilities and shareholders’ equity	$612,033	$597,795

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	September 30,	December 31,
	2017	2016
Period End Balance Sheet Ratios:
Loan to deposit ratio	99.5%	104.4%
Total equity to total assets	8.25%	8.04%
Book value per common share	$7.16	$6.84

Selected Asset Quality Balances:
Non-performing loans	$775	$776
Other real estate owned	550	1,486

Total non-performing assets	$1,325	$2,262

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.16%	0.16%
Non-performing assets as a percentage of total assets	0.22%	0.38%
Allowance for loan losses as a percentage of total loans	0.67%	0.68%

Balance Sheet and Capital Review:

•	Total assets were $612.0 million at September 30, 2017 compared to $597.8 million at December 31, 2016, an increase of $14.2 million, or 2.4%. This increase primarily resulted from an increase of $24.7 million in cash and cash equivalents at the end of the current quarter, primarily interest bearing overnight funds held at the Federal Reserve Bank, an increase in loans outstanding of $9.7 million, offset by a decline in investment portfolio balances of $17.2 million, as discussed below, and a decrease in all other assets of $2.9 million.

•	The investment portfolio totaled $72.4 million at September 30, 2017 compared to $89.6 million at December 31, 2016, a decrease of $17.2 million. During the first nine months of 2017, the Company purchased $42.1 million of additional investments, consisting of municipal bonds, mortgage backed securities and short-term discount notes, of which $10 million matured in July, 2017. The Company also sold municipal bonds with a book value of $3.8 million. Additionally, as of December 31, 2016, the investment portfolio included $40 million of short-term United States Treasury securities, which were purchased related to year-end tax planning strategies and subsequently matured in January of 2017. Other investment portfolio activity resulted in a decline of $5.5 million. As of September 30, 2017 and December 31, 2016, $53.7 million and $70.6 million of investments, respectively, were classified as available for sale while $18.7 million and $19.0 million, respectively, were classified as held to maturity.

•	Loans outstanding were $497.9 million at September 30, 2017, an increase of $9.7 million, or 2.0%, from $488.2 million at December 31, 2016. During the first nine months of 2017, new loan production totaled approximately $51 million which was offset by principal payments, unscheduled loan payoffs and net changes in lines of credit totaling approximately $48 million. During this same period, the Company also purchased $7 million of performing residential real estate loans.

•	Deposits totaled $500.5 million at September 30, 2017 compared to $467.7 million at December 31, 2016, an increase of $32.8 million, or 7.0%. Deposits grew in response to promotions presented throughout the nine months ended September 30, 2017. Deposit growth occurred in retail time deposits and was slightly offset by a decrease in core deposits for the period.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh (“FHLB”) advances and subordinated debt, totaled $53.7 million at September 30, 2017 compared to $77.4 million at December 31, 2016 representing a decrease of $23.7 million, or 30.6%, primarily in short-term overnight borrowings.

•	Total shareholders’ equity was $50.5 million at September 30, 2017, an increase of $2.5 million compared to $48.0 million at December 31, 2016. The equity to assets ratio as of September 30, 2017 was 8.25% and book value per common share was $7.16.

Asset Quality Highlights:

•	The allowance for loan losses was $3.3 million as of both September 30, 2017 and December 31, 2016, respectively, which represented 0.67% and 0.68% of total loans outstanding as of each respective date. Net charge-offs for the first nine months of 2017 totaled $178 thousand compared to $182 thousand during the same period last year.

•	Total non-performing loans were flat at $775 thousand, or 0.16% of total loans outstanding at September 30, 2017 when compared to $776 thousand, or 0.16% of total loans outstanding as of December 31, 2016. Non-performing assets totaled $1.3 million, or 0.22% of total assets, as of September 30, 2017 compared to $2.3 million, or 0.38% of total assets as of December 31, 2016.

•	The coverage ratio of the allowance for loan losses compared to non-performing loans was 428% as of September 30, 2017 compared to 429% at December 31, 2016.

Operating Results Review:

•	Net interest income totaled $4.57 million for the third quarter of 2017, an increase of $372 thousand, or 8.9%, compared to $4.20 million during the third quarter of 2016. When comparing these two periods, average interest earning assets increased $60.7 million, or 12.0%, compared to the third quarter of 2016, as average loans increased $49.2 million, or 11.0% and average investment securities and average other interest earning assets increased by $11.5 million, or 20.2%. Funding for this growth was provided by an increase in average interest bearing liabilities of $47.9 million, or 11.5%, and by average non-interest bearing demand accounts of $7.5 million, or 13.4%. The net increase due to the increased volume was offset by a decrease in net interest margin of 10 basis points from 3.31% to 3.21% in the current quarter compared to the prior year. The rate on average interest earning assets increased 10 basis points primarily due to an increase in the average rate on loans. At the same time, the average cost of funds increased 25 basis points from 1.09% to 1.34%, resulting in a decrease of the net interest rate spread of 15 basis points from 3.12% at September 30, 2016 compared to 2.97% at September 30, 2017.

Net interest income for the nine months ended September 30, 2017 totaled $13.60 million compared to $12.21 million in the prior year, an increase of $1.39 million, or 11.4%. Average interest earning assets increased $67.6 million, or 13.9% when comparing these periods. For the nine months ended September 30, 2017 the rate on average earning assets increased 4 basis points while the average cost of funds increased 13 basis points which resulted in a decline in net interest margin of 7 basis points from 3.34% at September 30, 2016 to 3.27% at September 30, 2017.

•	Non-interest income totaled $239 thousand in the current quarter, a decrease of $402 thousand compared to $641 thousand in the third quarter of 2016. This decrease primarily relates to a lower level of investment securities gains recorded of $375 thousand, from $456 thousand in the third quarter of 2016 compared to $81 thousand in the third quarter of 2017. Additionally, wealth management fees declined $27 thousand when comparing the third quarter of 2017 to the same period in 2016.

For the nine months ended September 30, 2017, non-interest income decreased $738 thousand, as investment securities gains totaled $187 thousand in the current year, a decrease of $608 thousand compared to $795 thousand in the prior year, and wealth management fees declined $148 thousand from $251 thousand in the prior year to $103 thousand for the first nine months of 2017.

•	The provision for loan losses recorded in the current quarter totaled $30 thousand and $165 thousand for the nine months ended September 30, 2017, respectively. This compares to $510 thousand recorded in the third quarter of 2016 and $710 thousand for the nine months ended September 30, 2016. During the third quarter of 2016, the Company recorded an initial loan loss provision of $500 thousand related to the acquisition of $65 million in loans from another local banking institution. The level of provision is impacted by management’s quarterly evaluation of the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans recorded.

•	For the quarter ended September 30, 2017, non-interest expenses were $3.73 million, an increase of $91 thousand, or 2.5% from $3.64 million for the same period in 2016. For the nine months ended September 30, 2017, non-interest expenses were $10.78 million, an increase of $178 thousand, or 1.7% from $10.60 million for the same period in 2016. Both the quarter and nine months comparisons to prior year reflect incremental staffing costs to enhance business development opportunities as well as a higher level of bonus accrual expense, offset by lower wealth management commissions paid and lower stock based compensation costs. Additionally, 2017 includes a higher level of marketing costs related to market awareness campaigns, increased level of legal and external accounting costs and a higher level of deposit insurance premiums resulting from the Bank’s increased level of total assets as affected by the FDIC insurance premium calculation. These negative variances are offset by lower consulting and other real estate owned costs, as well as a lower level of occupancy costs in the current year due to the closure of the Bank’s Plumstead Office in mid-2016.

•	Income tax expense recorded for the three and nine months ended September 30, 2017 totaled $334 thousand and $1.03 million, respectively, compared to $218 thousand and $715 thousand for the same respective periods in 2016. The effective tax rates for the three and nine months ended September 30, 2017 were 31.7% and 31.3%, respectively.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $612 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven banking offices and one loan production office located throughout Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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